SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Accredited Home Lenders Holding Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2004

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders, which will be held on Thursday, May 20, 2004 at 4:30 p.m. local time, in the Main Conference Room at the Company’s principal offices, 15090 Avenue of Science, San Diego, California 92128.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which follow this letter, describe the formal business to be conducted at the meeting.

I urge you to use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented at the meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters raised at the meeting are important to the Company.

A copy of the Company’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review the Company’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

James A. Konrath

Chairman of the Board and Chief Executive Officer

ACCREDITED HOME LENDERS HOLDING CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2004

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Accredited Home Lenders Holding Co., a Delaware corporation, will be held on May 20, 2004, at 4:30 p.m. local time, in the Main Conference Room at our principal offices located at 15090 Avenue of Science, San Diego, California 92128, for the following purposes:

1.	To elect two Class I directors to hold office for a three-year term and until their respective successors are elected and qualified. The Board has nominated the following persons for election at the meeting: James A. Konrath and Gary M. Erickson.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004.

3.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 26, 2004 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 15090 Avenue of Science, San Diego, California 92128.

By order of the Board of Directors,

James A. Konrath

Chairman of the Board and Chief Executive Officer

San Diego, California

April 23, 2004

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

-i-

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Accredited Home Lenders Holding Co., a Delaware corporation, for use at our annual meeting of stockholders to be held on May 20, 2004, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 23, 2004.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on March 26, 2004 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 20,161,709 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we have retained InvestorCom, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $3,500.00 plus reasonable out-of-pocket expenses.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of Accredited Home Lenders Holding Co. a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors (“Board”) currently consisting of two Class I directors, two Class II directors and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2004, 2005 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. John M. Robbins was a Class I director and a member of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Robbins resigned as a director in fiscal 2004. Upon his resignation, Gary M. Erickson was appointed to the Audit Committee and Dr. Richard T. Pratt was appointed to the Nominating and Corporate Governance Committee. As a result of Mr. Robbins’ resignation, there is currently a vacancy in the Class I directors.

The terms of the remaining Class I directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board at the meeting. The Board’s nominees for election by the stockholders to those two positions are the current Class I members of the Board, James A. Konrath and Gary M. Erickson. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2007 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if an additional vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominees named above.

The following table sets forth, for our current directors, including the Class I nominees to be elected at this meeting, information with respect to their ages and background.

Name	Position with our Company	Age	Director Since
Class I directors nominated for election at the 2004 Annual Meeting of Stockholders:

James A. Konrath	Director, Chairman of the Board and Chief Executive Officer	57	1990

Gary M. Erickson(1)(2)	Director	52	2003

Class II directors nominated for election at the 2005 Annual Meeting of Stockholders:

Ray W. McKewon	Director, Executive Vice President and Secretary	55	1990

James H. Berglund (2)(3)	Director	71	1999

Class III directors nominated for election at the 2006 Annual Meeting of Stockholders:

Jody A. Gunderson (1)(3)	Director	40	2000

Richard T. Pratt, DBA(1)(2)(3)	Director	66	2003

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

James A. Konrath co-founded our company and has served as our Chairman of the Board and Chief Executive Officer since its formation in 1990. In addition, Mr. Konrath served as our President from 1990 to 1998. Prior to founding our company, Mr. Konrath was the President and Chief Executive Officer of Security Pacific Financial Services, Inc., where he managed over 1,900 people in more than 300 consumer finance offices, from 1986 to 1989. From 1983 to 1986, Mr. Konrath was the President and Chief Executive Officer of Security Pacific Housing Services, where he founded a new subsidiary focused on manufactured housing loans. Mr. Konrath earned his Bachelor of Arts degree in Accounting with a minor in Economics from the University of Wisconsin—Whitewater in 1969.

Gary M. Erickson has served as a director of our company since March 2003. Mr. Erickson is chairperson of the Nominating and Corporate Governance Committee and a member of the Audit Committee of the Board. Mr. Erickson has served as a director of our wholly-owned operating company’s wholly-owned subsidiary, Accredited Home Capital, Inc., since 1995. Mr. Erickson is currently practicing law at the Law Offices of Gary Erickson, emphasizing business law, estate planning, real estate law and taxation. In April 2004, Mr. Erickson retired as an active duty Navy Captain in command of a Navy reserve region consisting of 10,000 personnel assigned to 330 reserve units. He has also served as the Deputy Commander and Chief of Staff for the Commander, Naval Surface Forces, U.S. Pacific Fleet. As a commander, he performed Chief Executive Officer equivalent functions for operational forces comprised of 5,500 personnel assigned to twelve Navy ships and managed assets valued in excess of $8 billion. As Chief of Staff, he performed Chief Operating Officer equivalent functions for the 23,000 personnel assigned to all Navy ships and shore support activities in the Pacific Fleet. Mr. Erickson served in the Navy from 1974 to 2004. Mr. Erickson earned a Juris Doctor degree from the Lewis and Clark Law School in 1983 and a Master of Laws degree in Taxation from the University of San Diego School of Law in 1992 and is a member of the State Bars of California and Oregon.

Ray W. McKewon co-founded our company and has served as our Executive Vice President, Secretary and a director since its formation in 1990. From 1980 to 1990, Mr. McKewon was a managing partner of the Enterprise Management Company, a venture capital firm that he founded. Mr. McKewon earned his Bachelor of Science degree in Mathematics and his Bachelor of Arts degree in English from the University of Oklahoma in 1970, and his Masters degree in Business Administration from Pepperdine University in 1975.

James H. Berglund has served as a director of our company since September 1999. Mr. Berglund is chairperson of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board. Mr. Berglund currently serves as a general partner and managing member of Enterprise Partners Venture Capital, positions he has held since 1985. Prior to his current positions with Enterprise Partners Venture Capital, Mr. Berglund was President and a director of Continuous Curve Contact Lenses, Inc., a publicly traded company in the contact lens field that was acquired by Revlon in 1980. Mr. Berglund earned his Bachelor of Science degree in Economics from the University of Wisconsin in 1954 and Doctor of Optometry degree from Pacific University in 1960. Mr. Berglund is a board member and compensation committee member of several private companies and a director of Captiva Software Corporation, a publicly traded company.

Jody A. Gunderson has served as a director of our company since January 2000. Ms. Gunderson is chairperson of the Audit Committee and a member of the Compensation Committee of the Board. Ms. Gunderson currently serves as a senior trader at Cargill Financial Services Corporation, a position that she has held since 1998. In that position Ms. Gunderson manages investments in portfolios of credit-intensive residential mortgage loans and consumer loans and manages co-investment and servicing relationships. From 1994 to 1998, Ms. Gunderson served as an investment manager at Cargill Financial Services Corporation, providing capital to subprime mortgage companies and other specialty finance companies. From 1985 to 1994, Ms. Gunderson worked at PricewaterhouseCoopers LLP. She was a manager in the financial services industry practice where she served investment fund, commercial banking and thrift clients. Ms. Gunderson earned her Bachelor of Science degree in Accounting from the University of Minnesota in 1986 and is a certified public accountant in Minnesota (inactive).

Richard T. Pratt, DBA has served as a director of our company since March 2003. Dr. Pratt is a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board. Dr. Pratt is currently the Chairman of Richard T. Pratt Associates, a position he has held since 1992, at which he performs consulting activities. Dr. Pratt also held the positions of Associate Professor and Professor of Finance at the David Eccles School of Business at the University of Utah from 1966 to 1997, when he retired. From 1991 to 1994, Dr. Pratt served as Managing Director of the Financial Institutions Group of Merrill Lynch. From 1983 to 1991, Dr. Pratt served as Chairman of Merrill Lynch Mortgage, Inc., a subsidiary of Merrill Lynch & Company. Dr. Pratt was Chairman of the Federal Home Loan Mortgage Corporation from 1981 to 1983, and served as Chairman of the Federal Savings and Loan Insurance Corporation during that time. Dr. Pratt was also the presidential appointee serving as Chairman of the Federal Home Loan Bank Board from 1981 to 1983. In addition, Dr. Pratt currently serves as a director of American Residential Investment Trust, Inc., a position he has held since 1997, and as a director of Celtic Bank, Salt Lake City, a position he has held since 2001. Dr. Pratt received his Bachelor of Science degree in Finance from the University of Utah in 1960, his Masters in Business Administration from the University of Utah in 1961, and his Doctor of Business Administration from Indiana University in 1966.

The Board of Directors has determined that, other than Mr. Konrath and Mr. McKewon, each of the members of the Board is an independent director as defined by the National Association of Securities Dealers, Inc. (“NASD”) rules.

Board Meetings and Committees

The Board held four meetings during the fiscal year ended December 31, 2003. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

Audit Committee. The members of the Audit Committee during fiscal 2003 were Ms. Gunderson, Mr. Robbins and Dr. Pratt. In fiscal 2004, Mr. Robbins resigned from the Board. The Board appointed Mr. Erickson to the Audit Committee at that time. Each of the members of the Audit Committee are independent as defined by the NASD rules. The functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Board has determined that Ms. Gunderson is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee held nine meetings during the 2003 fiscal year.

Compensation Committee. The members of the Compensation Committee during fiscal 2003 were Mr. Berglund, Ms. Gunderson and Dr. Pratt. Each of the members of the Compensation Committee is independent as defined by the NASD rules. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The Compensation Committee held six meetings during the 2003 fiscal year.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee (the “Governance Committee”) during fiscal 2003 were Mr. Berglund, Mr. Erickson and Mr. Robbins. In fiscal 2004, Mr. Robbins resigned from the Board, and the Board then appointed Dr. Pratt to the Governance Committee to replace Mr. Robbins. Each of the members of the Governance Committee is independent as defined by the NASD rules. The Governance Committee considers qualified candidates for appointment and nomination for election to the Board and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board and oversees the regular evaluation of our directors and management. The Governance Committee held four meetings during the 2003 fiscal year. The Governance Committee will consider nominees recommended by stockholders.

Director Nominations

Consistent with its charter, the Governance Committee will evaluate and recommend director nominees to the Board for each election of directors.

In fulfilling its responsibilities, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in mortgage banking, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	experience with accounting rules and practices;

•	applicable regulatory and securities exchange/association requirements;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under NASD rules. The Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the annual meeting of stockholders for at least one year from the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Company’s Corporate Secretary in writing at 15090 Avenue of Science, San Diego, California 92128 and must contain the following information:

•	a statement by the stockholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the annual meeting of stockholders;

•	the candidate’s name, age, contact information and current principal occupation or employment;

•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•	the candidate’s resume; and

•	three references.

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Communications with Directors

For information concerning our policy on Communications with Directors, stockholders may visit our website at www.accredhome.com and select “Corporate Governance” under the Investors/Shareholders link.

Director Attendance at Annual Meetings

For information concerning our policy on Director Attendance at Annual Meetings, stockholders may visit our website at www.accredhome.com and select “Corporate Governance” under the Investors/Shareholders link.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Ethics for Employees and Directors that applies to all of our employees, officers and directors. Links to these materials are available on our website at www.accredhome.com under the heading “Corporate Governance” on the Investors/Shareholders link.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Accredited Home Lenders Holding Co. has selected Deloitte & Touche LLP as its independent auditors to audit the consolidated financial statements of Accredited Home Lenders Holding Co. for the fiscal year ending December 31, 2004. Deloitte & Touche LLP has acted in such capacity since its appointment in fiscal year 1997. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Accredited Home Lenders Holding Co. for the fiscal years ended December 31, 2002 and December 31, 2003 by Deloitte & Touche LLP:

	Fiscal 2002	Fiscal 2003
Audit Fees (1)	$257,715	$293,330
Audit-Related Fees (2)	$1,000,076	$20,040
Tax Fees (3)	$648,049	$209,744
All Other Fees (4)	$67,500	$97,500

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to fees stemming from the initial public offering of the Company’s common stock in February 2003, and miscellaneous audit-related inquiries throughout the fiscal year.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audits and miscellaneous tax questions throughout the fiscal year.
(4)	All Other Fees consist of fees for products and services other than the services reported above. These services include agreed upon procedures on the securitizations that occurred during the fiscal year.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of common stock of the Company, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 9, 2004, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each director and director-nominee, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of the Company as a group.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)

Veredus Asset Management, LLC(4) 6060 Dutchmans Lane, Suite 320 Louisville, KY 40205	1,032,400	4.9%

Perry Corp.(5) 599 Lexington Avenue New York, NY 10022	1,260,000	6.0%

Wasatch Advisors, Inc.(6) 150 Social Hall Avenue Salt Lake City, UT 84111	1,406,638	6.7%

James H. Berglund(7)	5,469	*

Gary M. Erickson(8)	5,469	*

Jody A. Gunderson(9)	40,324	*

James A. Konrath(10)	2,002,660	9.7%

Ray W. McKewon	1,001,530	4.8%

John M. Robbins	16,667	*

Richard T. Pratt(11)	12,299	*

Joseph J. Lydon(12)	1,000,000	4.8%

Jeffrey W. Crawford(13)	51,238	*

James M. Pathman(14)	10,208	*

Directors and executive officers as a group (18 persons)(15)	4,469,016	21.4%

* Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.
(3)	Calculated on the basis of 20,746,223 shares of common stock outstanding as of April 9, 2004, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 9, 2004, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(4)	Based on a Schedule 13G filed by Veredus Asset Management, LLC, with the SEC on January 30, 2004. Veredus Asset Management, LLC, retains sole voting power on 850,800 of its 1,032,400 shares and shares voting power on the remaining 181,600 shares with certain clients. It retains sole dispositive power on all of its 1,032,400 shares.

(5)	Based on a Schedule 13G filed by Perry Corp. with the SEC on February 17, 2004. Perry Corp. is a private investment firm, and Richard C. Perry is its President and sole stockholder. Perry Corp. retains sole voting and dispositive power on all of its 1,260,000 shares. Mr. Perry disclaims any beneficial ownership interest of the shares of Common Stock held by any funds for which Perry Corp. acts as the general partner and/or investment adviser, except for that portion of such shares that relates to his economic interest in such shares.
(6)	Based on a Schedule 13G filed by Wasatch Advisors, Inc., with the SEC on February 18, 2004. Wasatch Advisors, Inc., retains sole voting and dispositive power on all of its 1,406,638 shares.
(7)	Includes 5,469 shares subject to options that may be exercised within 60 days of April 9, 2004.
(8)	Includes 5,469 shares subject to options that may be exercised within 60 days of April 9, 2004.
(9)	Includes 36,574 shares subject to options that may be exercised within 60 days of April 9, 2004.
(10)	Includes 1,502,600 shares held in a family trust and 500,000 shares held in annuity trusts.
(11)	Includes 5,469 shares subject to options that may be exercised within 60 days of April 9, 2004.
(12)	Shares held in a family trust.
(13)	Includes 1,197 shares subject to options that may be exercised within 60 days of April 9, 2004.
(14)	Includes 10,208 shares subject to options that may be exercised within 60 days of April 9, 2004.
(15)	See notes 7 through 15. Includes 169,772 shares subject to options exercisable within 60 days of April 9, 2004 beneficially owned by executive officers and directors.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth, for the fiscal year ended December 31, 2002 and 2003, all compensation earned for services rendered in all capacities by the Chief Executive Officer and each of the other top four executive officers whose salary and bonus exceeded $100,000 in 2002 and 2003. These five officers are referred to as the “named executive officers.” No individual who would otherwise have been includable in such table has resigned or otherwise terminated employment during 2002 or 2003. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the named executive officers in 2002 and 2003. In addition, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

				Long Term Compensation
		Annual Compensation		Awards
Name and Principal Position		Salary	Bonus (1)	Restricted Stock Awards (2)	Securities Underlying Options	All Other Compensation(3)
James A. Konrath	2003	$318,983	$398,729	$382,782	—	$6,958
Chairman and Chief Executive Officer	2002	$250,892	$313,615	—	—	$6,000
Ray W. McKewon	2003	$318,983	$398,729	$382,782	—	$6,316
Executive Vice President, Secretary and Director	2002	$250,892	$313,615	—	—	$5,500
Joseph J. Lydon	2003	$320,987	$401,234	$385,185	—	$244,000	(4)
President and Chief Operating Officer	2002	$274,743	$343,429	—	—	$243,500	(4)
Jeffrey W. Crawford	2003	$211,200	$264,000	$253,423	2,000	$6,000
Director of Operations	2002	$191,996	$158,012	—	2,500	$5,500
James M. Pathman	2003	$178,200	$124,740	$133,643	2,000	$6,000
Chief Information Officer	2002	$165,000	$100,238	—	25,000	$3,713

(1)	These amounts represent bonuses earned in 2002, paid in 2003 and earned in 2003, paid in 2004, respectively.
(2)	These represent deferred stock units under the Company’s Deferred Compensation Plan. The stock units vest over a four year period and shall be settled in the form of shares of Company stock at a date selected by the individual or upon termination. The dollar value (net of any consideration paid by the named executive officer) of any award of restricted stock, is calculated by multiplying the closing market price of the Company’s unrestricted stock on the date of grant by the number of units awarded.
(3)	Includes contributions made by us to our 401(k) plan on behalf of such officers.
(4)	Includes supplemental income to Mr. Lydon pursuant to a letter agreement dated August 1, 2001, see “Certain Relationships and Related Transactions.”

Option Grants in Last Fiscal Year

The following table sets forth, for the year ended December 31, 2003, certain information regarding options granted to each of the named executive officers, including the potential realizable value over the ten-year term of the options, based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent an estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. No stock appreciation rights were granted to the named executive officers during 2003.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying		Percentage of Total Options Granted to Employees in 2003	Exercise Price Per Share(1)	Expiration Date
	Options Granted					5%	10%
James A. Konrath	—		—	—	—	—	—
Ray W. McKewon	—		—	—	—	—	—
Joseph J. Lydon	—		—	—	—	—	—
Jeffrey W. Crawford	2,000	(2)	0.3%	$8.00	2/13/13	$10,062	$25,500
James M. Pathman	2,000	(2)	0.3%	$8.00	2/13/13	$10,062	$25,500

(1)	All options were granted at market value on the date of grant.
(2)	1/4 vests on the anniversary of the option grant date and 1/48 vests each month thereafter.

Option Exercises and Fiscal 2003 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended December 31, 2003, and unexercised options held as of December 31, 2003, by the persons named in the Summary Compensation Table above.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable(2)	Unexercisable	Exercisable(2)	Unexercisable
James A. Konrath	—	$—	—	—	$—	$—
Ray W. McKewon	—	—	—	—	—	—
Joseph J. Lydon	—	—	—	—	—	—
Jeffrey W. Crawford	14,000	$386,960	13,761	4,239	$398,153	$107,647
James M. Pathman	5,000	$128,557	6,458	15,542	$175,012	$412,188

(1)	Based on a market value of $30.60 per share, the closing price of our common stock on December 31, 2003, as reported by the NASDAQ National Market.
(2)	The options listed were granted under the 2002 Stock Option Plan and vest and become exercisable 1/4 after one year and an additional 1/48 per month thereafter.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The employment of our executive officers is at will. The Company has not entered into employment agreements with any of our executive officers.

Compensation of Directors

During the first three quarters of 2003, our non-employee directors received $1,000 for each meeting of the Board they attended and $500 for each committee meeting they attended. In addition, each non-employee director received an annual retainer of $20,000. Effective October 1, 2003, compensation for non-employee directors was increased to its present level of $1,500 per Board meeting and $1,000 per committee meeting for each meeting attended. Each committee chairperson receives an additional $1,000 per committee meeting attended. The annual retainer was also increased to $25,000 effective at the same time.

We reimburse all non-employee directors for expenses incurred to attend meetings of our Board or its committees, promptly after such expense is incurred. Our 2002 Stock Option Plan (the “2002 Plan”) provides for an initial, automatic grant of an option to purchase 17,500 shares of our common stock. The 2002 Plan also provides for an annual grant of an option to purchase 7,500 shares of our common stock to each non-employee director on the date of each annual meeting of the stockholders. Notwithstanding the foregoing, a non-employee director granted an initial option on, or within a period of six months prior to, the date of an annual meeting of stockholders will not be granted an annual option with respect to that annual stockholders’ meeting. Each initial and annual option will have an exercise price per share equal to the fair market value of a share of our common stock on the date of grant and will have a term of ten years. Both the initial options and the annual options granted to newly elected or appointed non-employee directors will vest and become exercisable in four substantially equal installments on each of the four anniversaries of the date of grant of the option. All automatic non-employee director options granted under the 2002 Plan will be nonstatutory stock options. They must be exercised, if at all, within 12 months after a non-employee director’s termination of service with us by reason of death or disability and otherwise within three months after termination of service, but in no event later than the expiration of the option’s term. In the event of our merger with another corporation or another change in control event, all automatic non-employee director options will become fully vested and exercisable.

In response to changing industry practices and competitive pressures, the Board conducted a review of the retention and incentive practices of certain of the Company’s competitors and peers. Following that review, the Board determined that the outside director retention goals of the Company were better met through an annual grant of restricted shares of Company common stock under the Company’s Deferred Compensation Plan (“DCP”) in lieu of the annual grant of options to purchase 7,500 shares of common stock under the 2002 Plan. In March 2004, the Board approved annual grants of shares of common stock under the DCP with a dollar value equivalent of $90,000 for each non-employee director. For non-employee directors currently serving on the Board, the grants will occur annually on February 14, the anniversary of the effective date of the Company’s initial public offering. New non-employee directors are entitled to receive the restricted share grant on the first, and each subsequent, anniversary of their initial date of joining the Board. Each of the restricted share grants vests upon the second anniversary of its date of grant. In order to receive the restricted share grant(s), each non-employee director is required to sign a waiver of his or her right to receive the annual option grant under the 2002 Plan.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of our Compensation Committee in the fiscal year 2003 were Mr. Berglund, Ms. Gunderson and Dr. Pratt. None of these members have ever been officers or employees of our Company.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain six compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 1995 Stock Option Plan, the 1995 Executive Stock Option Plan, the 1998 Stock Option Plan, the 2002 Stock Option Plan(1), the 2002 Employee Stock Purchase Plan(1) (the “Purchase Plan”) and the Deferred Compensation Plan, which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2003:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,699,619	$5.80	2,333,555	(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,699,619		2,333,555	(2)

(1)	The shares that are reserved for issuance under the 2002 Stock Option Plan are subject to automatic increase on January 1 and July 1 of each year through July 1, 2013 by a number of shares equal to the lower of (a) 12% of the issued and outstanding shares of the Company’s common stock (calculated as of the immediately preceding December 31 and June 30, as applicable) minus (1) shares subject to options under all of the Company’s option plans and (2) shares available for grant under the 2002 Stock Option Plan or (b) such lower amount as determined by the Board. The shares that are reserved for issuance under the Purchase Plan are subject to automatic increase on January 1 of each year through January 1, 2013 by the lower of (a) 5% of the issued and outstanding shares of the Company’s common stock on the preceding December 31, (b) 500,000 shares or (c) such lower amount as determined by the Board.
(2)	Includes 596,121 shares that are reserved for issuance under the Purchase Plan and 1,673,887 shares reserved for issuance under the Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 2003, there has been no transaction to which we were a party in which the amount involved exceeded $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest, other than the compensation agreements, including stock option agreements, and other agreements and transactions which are described in this proxy statement and the transactions described below. These related-party transactions were each negotiated on an arms-length basis and were on no less favorable terms to us than would have been given to a third party. We are also not currently proposing to enter into any such transactions.

On August 1, 2001, Joseph J. Lydon, our President and Chief Operating Officer and a holder of 4.8% of our common stock, issued a promissory note to us in order to exercise his options to purchase 1,000,000 shares of our common stock. The promissory note is due on the earlier of (i) August 1, 2005 or (ii) the termination of Mr. Lydon’s employment with us. The principal amount of the note is $1,250,000, which amount is accruing interest at a rate of 10.6% per annum. Mr. Lydon may prepay the entire principal balance of the note at any time; however, interest on the entire original principal will still be due and payable on each anniversary of the date of the note through the maturity date of the note. This promissory note is full recourse and is secured by Mr. Lydon’s 1,000,000 shares of our common stock, pursuant to a stock pledge agreement. Pursuant to a letter from us to Mr. Lydon dated August 1, 2001, we agreed to pay Mr. Lydon supplemental compensation payments of $238,000 on August 1, 2002 and on each August 1 thereafter through August 1, 2005. If Mr. Lydon’s employment with us terminates before August 1, 2005, he is entitled to a pro rata portion of such compensation through the date of termination. In addition, on June 13, 2002, we made a loan to Mr. Lydon to cover certain income taxes payable in connection with his exercise of options. The outstanding principal amount of the loan is currently $26,497, which amount is accruing interest at a rate of 10.0%. The note is due on the earlier of (i) June 13, 2006 or (ii) the termination of Mr. Lydon’s employment with us. Mr. Lydon may prepay the entire principal balance of the note at any time.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except for one late report by each of Jody A. Gunderson, John M. Robbins, James P. Gauer, Martin P. Harding, Robert A. Hoff, Joseph J. Lydon, John S. Buchanan, Jeffrey W. Crawford, David E. Hertzel, James M. Pathman, Robert A. Prentice, Juanita L. Rosenfeld and Joseph F. Weinbrecht, and two late reports by James H. Berglund, with respect to an aggregate of 15 transactions.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of non-employee directors. The members of the Compensation Committee during fiscal 2003 were Mr. Berglund, Ms. Gunderson and Dr. Pratt. The Compensation Committee is responsible for managing the compensation of the executive officers of the Company, including the review and approval of policies governing such compensation, review of the performance of the executive officers and determination of the compensation levels for executive officers.

The Compensation Committee’s compensation policies with respect to executive officers are designed to attract, retain and reward executive officers who contribute to the Company’s success, to align executive officer compensation with the Company’s performance and to motivate executive officers to achieve the Company’s business objectives, always with stockholder value in mind. The Company uses salary, cash bonuses, stock option grants and restricted stock grants to implement these policies.

Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from the Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, and (iii) financial results of the Company for the previous year. Also, in 2003, the Compensation Committee engaged an employment compensation consulting firm to survey the executive compensation packages of the Company’s perceived peer group. Incentive compensation for executive officers is provided for under the Company’s Management Incentive Plan approved by the Compensation Committee (the “Incentive Plan”). The Incentive Plan authorizes both cash and restricted stock awards based on a combination of the Company’s performance and the individual’s performance. The Incentive Plan establishes maximum levels of awards that may be granted based upon the Company’s attaining different levels of net income, and actual awards to executive officers are based upon individual performance, as determined by the Compensation Committee with input from the Chief Executive Officer. The maximum levels of awards are established based on prior years’ maximum levels and information regarding executive compensation at peer group companies. The Compensation Committee determines compensation for the Company’s Chief Executive Officer, Mr. Konrath, in the same manner as for other executive officers except that the maximum award amounts under the Incentive Plan for the Chief Executive Officer (and for the President, the Executive Vice President and the Director of Operations) are established at higher levels than for other executive officers. In awarding Mr. Konrath the maximum award amounts available under the Incentive Plan with respect to 2003, the Compensation Committee took into account the Company’s record volume and profits for 2003, the completion of the Company’s initial public offering, and the steady and significant increase in the value of the Company’s stock following the initial public offering.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to grants of restricted stock generally does not qualify for an exemption; however, the Compensation Committee believes that the retention value of grants of the restricted stock that were made with respect to 2003 outweighs the limitation on the deductibility of income related to such grants. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

COMPENSATION COMMITTEE

Mr. Berglund

Ms. Gunderson

Dr. Pratt

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market, Inc. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

AUDIT COMMITTEE

Mr. Erickson

Ms. Gunderson

Dr. Pratt

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for the NASDAQ Stock Market and the NASDAQ Total Return Index for Mortgage Bankers and Brokers (SIC 6160-6169) for the period commencing on February 14, 2003, the date of our initial public offering and ending on December 31, 2003.(1)

Comparison of Cumulative Total Return From February 14, 2003 through December 31, 2003(1):

the Company, CRSP Total Return Index for the Nasdaq Stock Market

and NASDAQ Total Return Index for Mortgage Bankers and Brokers (SIC 6160-6169)

	02/14/03	03/31/03	06/30/03	09/30/03	12/31/03
Accredited Home Lenders Holding Co.	$100	$122.62	$264.97	$299.45	$422.07
CRSP Total Return Index for the Nasdaq Stock Market	$100	$102.44	$123.51	$135.98	$152.25
NASDAQ Total Return Index for Mortgage Bankers and Brokers	$100	$111.30	$181.42	$180.21	$229.66

(1)	Assumes that $100 was invested on February 14, 2003 at the closing price on the date of our initial public offering, in our common stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included our proxy materials for the 2005 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 24, 2004. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than December 24, 2004.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2004 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 15090 Avenue of Science, San Diego, California 92108 or may be accessed on the Internet at http://www.accredhome.com under the Investors/Shareholders link.

By order of the Board of Directors

James A. Konrath Chief Executive Officer

April 23, 2004

ACCREDITED HOME LENDERS HOLDING CO.

C/O INVESTORCOM INC. 800 3RD AVENUE, 27TH FLOOR NEW YORK, NY 10126-2650

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

Please Mark Votes as in this Example

1.	Election of two Class I Directors.

Nominees: (01) James A. Konrath

(02) Gary M. Erickson

FOR WITHHOLD

ALL AUTHORITY

nominees for all nominees

FOR ALL nominees EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.

2. To ratify the appointment of Deloitte & FOR AGAINST ABSTAIN

Touche LLP as our auditors for the fiscal

year ending December 31, 2004.

3. To transact such other business as may

properly come before the meeting.

The undersigned acknowledges receipt of the Notice & Proxy Statement for the 2004 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2003.

Stockholders should date this proxy and sign here exactly as name appears at left. If stock is held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Signature Date: Signature Date:

TO VOTE BY MAIL, PLEASE DETACH THE PROXY CARD HERE

PROXY

ACCREDITED HOME LENDERS HOLDING CO.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS May 20, 2004

Solicited on Behalf of the Board of Directors of the Company

The undersigned holder(s) of Common Stock of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), hereby appoint(s) Ray W. Mckewon and David E Hertzel , and each or either of them, attorneys and proxies for the undersigned, with power of substitution, to vote all of the Common Stock which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal offices, 15090 Avenue of

Science, San Diego, California 92128, on Thursday, May 20, 2004, at 4:30 p.m., local time, and at any adjournment thereof, as follows:

A vote FOR Proposals 1 and 2 and granting the proxies discretionary authority is recommended by the Board of Directors of the Company. When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR Proposals 1 and 2 and at the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.

(Continued on other side)

SEE REVERSE SEE REVERSE

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